Exhibit 99.1

KIMBALL INTERNATIONAL ANNOUNCES PLAN TO CONSOLIDATE MANUFACTURING CAPACITY TO BE MORE RESPONSIVE TO MARKETS AND REDUCE COST STRUCTURE;
Idaho Manufacturing To Be Transferred To Indiana Facilities
Kimball International, Inc. (NASDAQ: KBAL), today announced the planned consolidation of its metal fabrication production from its operation located in Post Falls, Idaho, into existing production facilities in Indiana. Citing improvement of customer delivery, supply chain dynamics, and transportation costs as key factors in its decision, Kimball noted that eighty percent of its installed base of customers is located east of Denver.
The transfer of work will involve the start-up of metal fabrication capabilities in a company-owned facility, along with the transfer of certain assembly operations into two additional company-owned facilities, all located in southern Indiana. The manufacturing capacity realignment will be carefully managed over a period of seven to eight quarters to ensure no customer disruptions. The consolidation activities will begin immediately and the company is actively marketing for sale the Post Falls, Idaho facility.
Kimball International CEO and Chairman of the Board, Bob Schneider, commenting on the actions, said, “Today’s announcement to better optimize our supply chain and manufacturing footprint, and to reduce our cost structure post-spin, reflects our focus on our markets and positions Kimball for long-term growth. Savings from this plan will, in part, be redeployed into enhancing our marketing and new product development.” Schneider emphasized that this decision was based on economics and was not a reflection on the employees, saying “Our employees at Post Falls have a great work ethic and an excellent record for quality, reliability and dedication. I’m proud of their service to our customers.” Said Schneider, “The timing of the manufacturing realignment will allow our Post Falls employees an extended period of time to find other employment. Kimball is dedicated to assisting our team members with this transition.”
About Kimball International:
Kimball International, Inc. is a leading manufacturer of design driven, technology savvy, high quality furnishings sold under the Company’s family of brands, National Office Furniture, Kimball Office and Kimball Hospitality. Our diverse portfolio provides solutions for the workplace, learning, healing and hospitality environments. Customers can access our products globally through a variety of distribution channels. Recognized with a reputation for excellence and a recipient of the Forbes 2014 America’s Most Trustworthy Companies designation, Kimball International is committed to a high performance culture that is committed to sound ethics, continuous improvement and social responsibility. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimball.com.

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